EXHIBIT 8

FAGE DAIRY INDUSTRY S.A.

LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2004

CONSOLIDATED SUBSIDIARIES

	Direct		Total(1)	Jurisdiction

VORAS SA(2)	(100)%			Greece
FAGE ITALIA SRL	(99.886	)%,	(99.999)%	Italy
XYLOURIS SA	(99.50	)%,	(99.997)%	Greece
FOODS HELLAS SA	(99.38)			Greece
AGROKTIMA SA	(99.33	)%,	(99.996)%	Greece
FAGE USA CORP.	(100)%			U.S.A
ILIATOR SA	(97)%			Greece
ZAGAS SA	(98	)%,	(99.988)%	Greece

Foods Hellas SA holds the following interests:

AGROKTIMA SA	(0.67)%
ZAGAS SA	(2)%
XYLOURIS SA	(0.50)%
FAGE ITALIA SRL	(0.114)%

(1)  Total participation interest through the participation interest from Foods Hellas SA.

(2)  All assets of Voras S.A. have been transferred in the Company, and Voras S.A. is in the process of being liquidated.